UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 28, 2014

CANNAVEST CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-173215 (Commission File Number)	80-0944970 (I.R.S. Employer Identification No.)

2688 South Rainbow Avenue, Suite B

Las Vegas, Nevada 89146

(Address of principal executive offices)

(866) 290-2157
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

On April 3, 2014, CannaVEST Corp. (the “Company”) filed a Current Report on Form 8-K (the “Initial 8-K”) with the Securities and Exchange Commission. The Company hereby amends and restates the Initial 8-K as follows:

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On March 28, 2014, management of CannaVEST Corp. (the “Company”) concluded that the previously issued financial statements contained in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 (the “Forms 10-Q”) should no longer be relied upon because of errors related to the purchase price and the purchase price allocation for the assets acquired (the Assets”) related to PhytoSPHERE Systems, LLC (“PhytoSPHERE”). Specifically, management determined that the purchase price and the allocation of the purchase price as previously disclosed in the Forms 10-Q were not in accordance with accounting principals generally accepted in the United States (“GAAP”). The Company initially reported the acquisition of the Assets (the “Transaction”) based on the negotiated purchase price of $35 million which had a floor and ceiling locked on the value of the Company’s common stock to be issued of between $4.50 and $6.00, as reflected in the Agreement for Purchase and Sale of Assets entered into by the Company and PhytoSPHERE. In reviewing the price that the Company’s common stock was trading at during the year, management determined that although the negotiated price of the Transaction was $35 million, that price may not represent the fair market value of the Assets acquired. As a result, management determined that obtaining a valuation of the Assets would be required in order to determine the fair value of the Assets acquired. The valuation resulted in a fair value of approximately $8 million. Accordingly, management concluded that the valuation of $8 million for the Assets to be the most reliable measure of fair value of the Transaction for the Company. In addition, management determined that sales and cost of sales for the quarter ended March 31, 2013 were incorrect.

The Company has determined that it is necessary to correct such errors for the adjusted value of the Transaction and the shares of the Company’s common stock issued and to adjust the asset allocation methodology for the Transaction as originally determined by management. As a result, the carrying amount of intangible assets and goodwill in the Company’s condensed consolidated balance sheets filed with the Forms 10-Q will be reduced. Further, the resulting amortization cost recorded to the condensed consolidated statements of operations filed with the Forms 10-Q will be decreased by $241,167, $367,825 and $323,730 for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, respectively. The restated amortization cost will be $137,000, $205,500 and $205,500 for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, respectively, resulting in $548,000 total amortization expense as opposed to $1,480,722 as originally reported.

Goodwill was reported as $26,998,125 at March 31, 2013 and June 30, 3013, in the condensed consolidated balance sheets with an impairment of goodwill in the amount of $26,998,125 recorded in the condensed consolidated statement of operations for the quarter ended September 30, 2013. Goodwill will be restated as $1,855,512 and there will be no impairment to goodwill recorded. Therefore, as restated, goodwill will be reported as $1,855,512 on the condensed consolidated balance sheets as of March 31, 2013, June 30, 2013 and September 30, 2013.

In addition to the adjustments to the Transaction accounting, sales and cost of sales for the quarter ended March 31, 2013 were misstated. Sales originally were reported as $1,275,000 will be restated to $1,082,375, representing a reduction of $192,625. This amount is being restated to correct an error whereby the sales value of good transferred for manufacturing was included in sales. Cost of goods sold were reported as $501,500 for the quarter ended March 31, 2013, and will be restated to $205,450, representing a reduction of $296,050. The restatement to cost of goods sold is to correct an error related to the cost of inventory sent for manufacturing in the amount of $39,865 being included in cost of goods sold and $256,185 relating to errors related to calculating ending inventory. Sales and cost of sales for the quarters ended June 30, 2013 and September 30, 2013 will not be restated.

As originally reported in the Forms 10-Q, operating expenses were $435,559, $1,131,660 and $27,998,112 for the three (3)-month periods ended March 31, 2013, June 30, 2013, and September 30, 2013, respectively. Operating expenses will be restated to $194,342, $419,002 and $791,369 for the three (3)-month periods ended March 31, 2013, June 30, 2013 and September 30, 2013, respectively, for a total of $1,404,763 for the nine months ended September 30, 2013, representing a total reduction of operating expenses of $27,930,846 from what was originally reported.

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The Company will restate the financial statements contained in the Forms 10-Q and file these restatements prior to filing its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which is due to be filed by May 15, 2014.

The decision to restate the disclosure and the underlying issues discussed above were discussed by the Company’s Chief Executive Officer with the Company’s independent registered public accounting firm. The decision to restate the disclosure was made after discovery of such errors relating to the Company’s disclosures and the aforementioned discussions were held with the Company’s independent registered public accounting firm prior to the filing on March 28, 2014, of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “Form 10-K”). The Form 10-K, Item 9A “Controls and Procedures”, disclosed that management was aware of a deficiency related to the improper determination of the purchase price allocation for the Assets, and stated that the Forms 10-Q could not be relied upon as a result of including materially incorrect information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 14, 2014

CANNAVEST CORP.

By: /s/ Michael Mona, Jr.

Michael Mona, Jr.

President and Chief Executive Officer

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